Exhibit 99.1

NEWS

NEWS

NEWS

One Salem Lake Drive
Long Grove, IL 60047

Contact:	Charles A. Nekvasil Director, Public and Investor Relations
847-307-2515 — CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Second Quarter Net Earnings of

$42.6 Million, or $0.77 Per Common Share

Net Sales Increased 6 Percent as Improved Pricing Offset Volume Decline;
Performance Approached Strong Q2 2005 Levels

Second Quarter and First Half Highlights

•                  Net sales increased to $664.8 million.

•                  Volume reflected smaller-than-anticipated decline in corn acreage and apparent reduction in fertilizer application rates.

•                  Gross margins saw significant quarter-on-quarter increase in phosphate and smaller improvement in nitrogen.  Nitrogen gross margin benefited from a favorable mark-to-market adjustment on derivatives.

•                  Natural gas costs, although higher than in 2005’s second quarter, declined significantly during the period.

•                  First half net income of $18.0 million was down substantially from 2005’s first half, reflecting the company’s first quarter 2006 net loss.

•                  Financial position and liquidity remain strong.

•                  Third quarter outlook reflects good forward order volume and potential for moderating natural gas prices.

LONG GROVE, IL — July 27, 2006 — CF Industries Holdings, Inc. (NYSE: CF) today reported net earnings of $42.6 million, or 77 cents per common share, for the second quarter of 2006.  The earnings, driven by improved pricing for the company’s nitrogen and phosphate fertilizers, compare to net earnings of $42.9 million, or 78 cents per common share on a pro forma basis, in 2005’s second quarter.

During the second quarter of 2006, net sales totaled $664.8 million, up 6 percent from $626.7 million during the second quarter of 2005.

“CF Industries’ strong second quarter earnings clearly indicate that the disruptions that 2005’s Gulf Coast hurricanes and resulting high natural gas prices brought to the U.S. fertilizer market have worked their way through the system.  The spring season did see some reductions in corn acreage and an apparent reduction in fertilizer application rates.  However, high operating rates, falling natural gas prices, and improved product pricing helped us achieve second quarter results that approached our strong second quarter 2005 performance,” commented Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

However, as the company reported in its first quarter results release, an unusually early spring planting season in 2005 pulled forward into March some sales that would have occurred in the second quarter in a more typical year, affecting the quarter-on-quarter comparison.

“Admittedly, pricing — especially for our nitrogen products — did decline from high first quarter 2006 levels, but that reduction was more than offset by lower natural gas costs,”  Wilson noted.

With positive margins available across all products, the company’s nitrogen and phosphate fertilizer manufacturing complexes operated near capacity throughout all of the second quarter.  In contrast to the previous two quarters, the company significantly reduced purchases of nitrogen fertilizer, using limited purchases primarily to supplement production.

First Half Comparisons

For the first half of 2006, CF Industries reported net earnings of $18.0 million, or 33 cents per common share.  In 2005’s first half, the company earned $65.2 million, or $1.18 per common share on a pro forma basis.  Net sales for 2006’s first half totaled $1,065.3 million, down 2 percent from the $1,086.0 million registered in 2005’s strong first half.

“The negative comparison reflects the $24.6 million loss in this year’s first quarter, when reduced demand due to uncertainty in the market, high natural gas costs, high purchased product costs, and other factors negatively affected performance,” Wilson explained.

“We ended the first half financially strong.  Our financial position improved compared to the first quarter, driven by strong second quarter earnings and the liquidation of inventory built in advance of the season,” he added.

Nitrogen Fertilizer Business

Nitrogen net sales for the second quarter totaled $536.2 million, up 8 percent from the $496.0 million in 2005’s second quarter.  Higher selling prices for all nitrogen products, especially ammonia, more than offset a decline in product volume.  Nitrogen sales volume for the second quarter was 2.0 million tons, down 4 percent from 2.1 million tons in the second quarter of 2005.

The gross margin on nitrogen sales was $90.0 million, compared to $87.6 million in 2005’s second quarter.  The increase was primarily the result of higher product selling prices.  Nitrogen margins in the current quarter were also impacted by an $11.7 million favorable mark-to-market adjustment on natural gas derivative contracts.  There was no adjustment in 2005’s second quarter, when the company utilized hedge accounting.

“We entered the second quarter facing some uncertainty in the nitrogen fertilizer market due to concerns that high natural gas-driven fertilizer prices would negatively affect farmers’ planting decisions and fertilizer application rates,” Wilson pointed out.

“However, actual planted corn acreage proved greater than initial United States Department of Agriculture crop intentions reports had suggested.  Application rates, while off from last spring’s levels, were apparently down by less than some forecasters had anticipated,” Wilson added.

Nitrogen fertilizer sales under the company’s forward pricing program (FPP) were 1.0 million tons during the quarter, representing 49 percent of total nitrogen volume.  In 2005’s second quarter, the company sold 1.4 million tons, or 66 percent, of its nitrogen on a forward basis.

Phosphate Fertilizer Business

For the quarter, phosphate fertilizer net sales totaled $128.6 million, down slightly from $130.7 million in 2005’s second quarter.  Although product volume was lower during the quarter, average price realizations increased compared to the prior year’s quarter.  Phosphate sales volume totaled 554,000 tons for the second quarter, down 10 percent from 616,000 tons in last year’s second quarter.

The gross margin on phosphate sales was $11.2 million, up 40 percent from $8.0 million in 2005’s second quarter.  The increase was the result of higher selling prices for diammonium phosphate (DAP) and monoammonium phosphate (MAP), the company’s primary phosphate fertilizer products.

“Lower volumes, primarily to export markets, were more than offset by stronger prices in our phosphate business, as overall domestic supply and demand remained in a good balance,” Wilson commented.

Phosphate forward sales were 51,000 tons, or 9 percent of total segment sales.  This compares to 179,000 tons, or 29 percent of total phosphate sales, in 2005’s second quarter.

Liquidity and Financial Position

At June 30, 2006, the company’s cash and short-term investments totaled $228.0 million, and its $250.0 million senior secured revolving credit facility was undrawn.  Under the facility’s borrowing base formula, approximately $164.5 million in credit was available.  The decline in available credit from the $250.0 million at March 31, 2006 is primarily due to the seasonal decline in inventory levels.

The company had negative net debt (i.e., net cash) of $153.5 million at June 30, 2006 compared to negative net debt of $80.9 million at December 31, 2005.  Compared to the December total, the increase was primarily due to a seasonal reduction in the company’s liability for customer advances related to its FPP.  (Net debt is defined as debt, less cash and cash equivalents and short term-investments, plus customer advances.)

Outlook

“We entered July with strong forward order volume for the quarter in both nitrogen and phosphate, although it’s important to keep in mind that the third quarter typically sees lower demand than the second quarter,” CF Industries’ Wilson explained.

“Looking forward through the quarter, we see a number of positive factors, including futures markets that indicate the potential for continued moderation of natural gas prices, assuming no major hurricane-related disruptions; improved pricing for corn and other crops; improved export demand for phosphate products; and a recent reduction in nitrogen fertilizer imports,” he noted.

Longer-term positives include the prospect for increased corn acreage, driven by expanding ethanol production and other factors; the potential for increased natural gas exploration in the U.S. Outer Continental Shelf; and the prospect of reduced grain stocks going into the next fertilizer year.

“Of course, any outlook has to be tempered by the possibility of near-term weather-related disruptions and related volatility in natural gas prices, as well as factors that could negatively affect crop conditions.  Longer term, there is the impact of new capacity coming online in low natural gas-cost regions,” he added.

As of July 26, 2006, forward bookings for the third quarter totaled approximately 523,000 tons, compared to approximately 1.0 million tons at that point in time for the third quarter of 2005.

As of July 26, 2006, forward bookings for the remainder of 2006, including the third quarter, totaled approximately 1.0 million tons, compared to approximately 1.8 million tons a year ago.

The company’s nitrogen and phosphate operations remain at capacity levels, with the exception of normal maintenance activities.  However, future rates are dependent upon demand, competitive conditions, and maintenance activity.

Conference Call

CF Industries will hold a conference call to discuss its second quarter results at 10:00 a.m. EDT on Friday, July 28, 2006.  Information on accessing the call is posted on the Investor Relations section of the company’s Web site at www.cfindustries.com.

Company Information

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Note Regarding Use of Pro Forma Information

The company’s August 2005 IPO and related reorganization transaction did not change the nature of CF Industries’ business or operations. As a result, the company believes that current and historical financial statements are comparable. Accordingly, financial statements are presented on a historical basis, with weighted-average shares outstanding and earnings (loss) per share information presented on a pro forma basis with respect to pre-IPO financial information.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release, other than those relating to our historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; our history of losses; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with CF Industries’ pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards against which we may not be fully insured; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and demand; loss of key members of management; inability to meet financial reporting and other reporting requirements as a public company; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements.

CF Industries Holdings, Inc.
Selected Financial Information
 Results of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2006	2005	2006	2005

Net sales	$664.8	$626.7	$1,065.3	$1,086.0
Cost of sales	563.6	531.1	986.8	935.1
Gross margin	101.2	95.6	78.5	150.9
Selling, general and administrative	14.3	14.3	27.3	25.3
Other operating - net	1.6	1.7	3.1	2.5
Operating earnings	85.3	79.6	48.1	123.1
Interest expense (income) - net	(1.3)	1.0	(3.5)	2.8
Minority interest	16.4	7.5	22.3	12.4
Other non-operating - net	(0.1)	(0.1)	(0.2)	(0.1)
Earnings before income taxes	70.3	71.2	29.5	108.0
Income tax provision	27.7	28.3	11.5	42.8
Net earnings	$42.6	$42.9	$18.0	$65.2

Basic and diluted weighted average common shares outstanding	55.0		55.0

Basic and diluted net earnings per share	$0.77		$0.33

CF Industries Holdings, Inc.
Selected Financial Information
Summarized Balance Sheets

	June 30,	December 31,	June 30,
(in millions)	2006	2005	2005

Assets
Current assets:
Cash and cash equivalents	$24.7	$37.4	$79.4
Short-term investments	203.3	179.3	430.9
Accounts receivable	85.0	52.8	88.2
Inventories	202.6	251.1	140.3
Deferred income taxes	—	—	27.5
Other	25.2	55.5	28.4
Total current assets	540.8	576.1	794.7
Investments in unconsolidated subsidiaries	—	—	18.7
Property, plant and equipment - net	608.4	630.1	626.0
Deferred income taxes	—	—	46.9
Asset retirement obligation escrow account	11.2	—	—
Other assets	21.6	21.9	16.9

Total assets	$1,182.0	$1,228.1	$1,503.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$148.1	$171.6	$152.4
Customer advances	70.1	131.6	130.0
Deferred income taxes	9.1	5.8	—
Current portion of long-term debt	—	—	19.9
Other	26.5	32.1	10.8
Total current liabilities	253.8	341.1	313.1
Notes payable	4.4	4.2	4.0
Long-term debt	—	—	226.4
Deferred income taxes	7.3	8.4	—
Other noncurrent liabilities	106.1	104.9	81.8
Minority interest	37.4	13.6	24.9
Stockholders’ equity	773.0	755.9	853.0

Total liabilities and stockholders’ equity	$1,182.0	$1,228.1	$1,503.2

CF Industries Holdings, Inc.

Selected Financial Information

Statements of Cash Flows

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2006	2005	2006	2005

Operating Activities:
Net earnings	$42.6	$42.9	$18.0	$65.2
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	16.4	7.5	22.3	12.4
Depreciation, depletion and amortization	24.9	26.6	47.4	53.2
Deferred income taxes	18.6	23.6	4.6	33.5
Stock compensation expense	1.8	—	3.6	—
Unrealized loss (gain) on derivatives	(11.7)	—	8.3	—
Equity in earnings of unconsolidated subsidiaries	—	(0.1)	—	(0.1)
Changes in:
Accounts receivable	(12.1)	(31.6)	(28.9)	(48.8)
Margin deposits	19.4	7.1	9.7	21.9
Inventories	129.8	115.4	49.5	100.8
Accounts payable and accrued expenses	(7.1)	(10.2)	(22.8)	(16.5)
Product exchanges - net	(2.9)	(2.6)	11.7	(8.9)
Customer advances - net	(175.8)	(105.6)	(61.5)	(81.5)
Other - net	0.5	(3.9)	1.0	1.8
Net cash provided by operating activities	44.4	69.1	62.9	133.0

Investing Activities:
Additions to property, plant and equipment - net	(11.7)	(16.4)	(23.2)	(33.2)
Purchases of short-term investments	(198.9)	(165.2)	(323.9)	(320.7)
Sales and maturities of short-term investments	153.2	157.9	299.9	259.1
Deposit to asset retirement obligation escrow account	—	—	(11.1)	—
Net cash used in investing activities	(57.4)	(23.7)	(58.3)	(94.8)

Financing Activities:
Payments of long-term debt	—	(7.8)	—	(8.5)
Distributions to minority interest	—	—	(15.1)	—
Dividends paid on common stock	(1.1)	—	(2.2)	—
Net cash used in financing activities	(1.1)	(7.8)	(17.3)	(8.5)

Effect of exchange rate changes on cash and cash equivalents	0.1	(0.3)	—	(0.3)

Increase (decrease) in cash and cash equivalents	(14.0)	37.3	(12.7)	29.4

Cash and cash equivalents at beginning of period	38.7	42.1	37.4	50.0

Cash and cash equivalents at end of period	$24.7	$79.4	$24.7	$79.4

CF Industries Holdings, Inc.
Selected Financial Information
Segment Data

Nitrogen Fertilizer Business

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2006	2005	2006	2005

Net sales	$536.2	$496.0	$822.0	$853.3
Cost of sales	446.2	408.4	764.9	718.9
Gross margin	$90.0	$87.6	$57.1	$134.4

Gross margin percentage	16.8%	17.7%	6.9%	15.8%

Tons of product sold (in thousands)	2,028	2,121	3,185	3,781

Sales volumes by product (in thousands)
Ammonia	516	571	646	887
Urea	780	679	1,362	1,428
UAN	700	841	1,142	1,431
Other nitrogen fertilizers	32	30	35	35

Average selling prices (dollars per ton)
Ammonia	$420	$326	$408	$310
Urea	252	248	261	242
UAN	170	165	175	161

Cost of natural gas (per MMBtu)(1)
Donaldsonville	$7.12	$6.77	$7.82	$6.89
Medicine Hat	6.98	5.76	7.22	5.84

Average daily market price of natural gas (per MMBtu)
Henry Hub (Louisiana)	$6.52	$6.94	$7.14	$6.67
AECO (Alberta)	5.36	5.93	5.97	5.76

Depreciation and amortization	$16.0	$18.1	$28.9	$36.6
Capital expenditures	$4.2	$11.8	$8.5	$19.3

Production volume by product (in thousands)
Ammonia(2) (3)	852	846	1,503	1,676
Granular urea(2)	653	608	1,117	1,231
UAN (28%)	586	684	993	1,371

(1)  Includes gas purchases and realized gains and losses on derivatives.

(2)  Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint venture partner in Canadian Fertilizers Limited.

(3)  Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF Industries Holdings, Inc.
Selected Financial Information
Segment Data

Phosphate Fertilizer Business

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2006	2005	2006	2005

Net sales	$128.6	$130.7	$243.3	$232.7
Cost of sales	117.4	122.7	221.9	216.2
Gross margin	$11.2	$8.0	$21.4	$16.5

Gross margin percentage	8.7%	6.1%	8.8%	7.1%

Tons of product sold (in thousands)	554	616	1,043	1,103

Sales volumes by product (in thousands)
DAP	452	503	862	890
MAP	102	113	181	213

Domestic vs. export sales of DAP/MAP (in thousands)
Domestic	369	383	745	717
Export	185	233	298	386

Average selling prices (dollars per ton)
DAP	$232	$210	$233	$210
MAP	232	221	235	217

Depreciation, depletion, and amortization	$8.4	$7.8	$17.4	$15.2
Capital expenditures	$7.5	$4.4	$14.9	$13.9

Production volume by product (in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	969	800	1,867	1,591

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	652	665	1,309	1,240
Phosphoric acid as P2O5(1)	262	264	513	477
DAP/MAP	527	525	1,030	948

(1)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of net earnings to EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2006	2005	2006	2005

Net earnings	$42.6	$42.9	$18.0	$65.2
Interest expense (income) - net	(1.3)	1.0	(3.5)	2.8
Income tax provision	27.7	28.3	11.5	42.8
Depreciation, depletion and amortization	24.9	26.6	47.4	53.2
Less: Loan fee amortization (a)	(0.1)	(0.1)	(0.3)	(0.5)

EBITDA	$93.8	$98.7	$73.1	$163.5

(a)             To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax expense (benefit) and depreciation, depletion and amortization. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

CF Industries Holdings, Inc.

Selected Financial Information

Reconciliation of Non-GAAP Disclosure Items

Reconciliation of cash provided by operating activities to adjusted free cash flow:

	Three Months Ended		Six Months Ended
	June 30, 2006		June 30, 2006
(in millions)	2006	2005	2006	2005

Net cash provided by operating activities	$44.4	$69.1	$62.9	$133.0
Less:
Customer advances - net	(175.8)	(105.6)	(61.5)	(81.5)
Other changes in working capital	127.1	78.1	19.2	48.5
Capital expenditures	11.7	16.4	23.2	33.2
Distributions to minority interest	—	—	15.1	—
Dividends paid on common stock	1.1	—	2.2	—

Adjusted free cash flow	$80.3	$80.2	$64.7	$132.8

Adjusted free cash flow is defined as net cash provided by operating activities less: customer advances — net, changes in working capital (accounts receivable, margin deposits, inventories, accounts payable and accrued expenses, and product exchanges — net), capital expenditures, distributions to minority interest, and dividends paid on common stock.  We believe that adjusting principally for the swings in non-cash operating working capital items due to seasonality, additions to property, plant and equipment, and distributions to owners assists in the long-term assessment of liquidity and financial strength.  We use adjusted free cash flow as a supplemental financial measure in the evaluation of liquidity and financial strength.

Reconciliation of debt to net debt (cash):

	June 30,	December 31,	June 30,
	2006	2005	2005
(in millions)

Total debt	$4.4	$4.2	$250.3
Less: cash, cash equivalents and short-term investments	228.0	216.7	510.3
Plus: customer advances	70.1	131.6	130.0

Net debt (cash)	$(153.5)	$(80.9)	$(130.0)

Net debt (cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (cash) does not include contractual obligations of Canadian Fertilizers Limited to distribute its earnings to its minority interest holder.  We use net debt (cash) in the evaluation of our capital structure.